Exhibit 5.3

December 10, 2004

Foster Wheeler Ltd.,

Foster Wheeler LLC,

and Subsidiary Guarantors

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, N.J. 08809-4000

Re:                               Guarantee (the “Covered Guarantee”) by Foster Wheeler Europe Limited (the “Covered Guarantor”) of the 10.359% Senior Secured Notes Due 2011, Series A of Foster Wheeler LLC (the “Notes”)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333-120076) (the “Registration Statement”) filed by Foster Wheeler Ltd. (“Parent”), a Bermuda company, Foster Wheeler LLC (the “Company”), a Delaware limited liability company, and the subsidiary guarantors (the “Subsidiary Guarantors” and collectively with Parent, the “Guarantors”) listed in the Indenture (as defined below), for the registration of the resale of, among other securities, Notes, and the related guarantees, by certain holders thereof.

We have been requested to provide this opinion in connection with the Registration Statement.

In the preparation of this opinion, we have only reviewed the following documents and carried out only the following searches:

1.                                       Indenture dated as of September 24, 2004 among the Company, Wells Fargo Bank, National Association, as trustee (“Trustee”), and the Guarantors, relating to the Notes and containing the Covered Guarantee (the “Indenture”);

2.                                      A written resolution of the Board of Directors of the Covered Guarantor dated 21 September 2004 (“Resolution”);

3.                                       A copy of the certificate of incorporation and memorandum and articles of association of the Covered Guarantor;

4.                                       A search of the electronic information service Companies House Direct with respect to the Covered Guarantor on 7 December 2004 (“Company Search”); and

5.                                       An enquiry by telephone at the Central Index of Winding Petitions, London on 7 December 2004 with respect to the Covered Guarantor (“Winding-Up Enquiry”).

Our review and opinion are subject to the assumptions set out in Schedule 1 and subject to the qualifications set out in Schedule 2.

This opinion is limited in all respects to English law as applied by the English courts at today’s date, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein (including the Schedules), we are of the opinion that the Covered Guarantee has been duly authorized, executed and delivered by the Covered Guarantor and constitutes a valid and binding obligation of the Covered Guarantor under English law, enforceable against the Covered Guarantor in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

This opinion is addressed to you solely for your own benefit (and the benefit of your successors and assigns) in relation to the Indenture and the Notes and the Covered Guarantee and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose.  We do, however, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

This opinion shall be governed by, and construed in accordance with, English law.

Very truly yours,

/s/ King & Spalding International LLP
King & Spalding International LLP

SCHEDULE 1

We have without any further enquiry assumed:

(a)                                  that the information revealed by the Company Search was accurate in all respects and has not since the time of such search been altered;

(b)                                 that the information revealed by the Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(c)                                  the legal capacity of all natural persons;

(d)                                 that all signatures and documents are genuine and that all documents submitted to us as originals are authentic, complete and current;

(e)                                  that all documents supplied to us as photocopies or facsimile copies conform to the originals and that such originals are authentic, complete and current;

(f)                                    that the execution and delivery of, and the performance of all obligations under, the Indenture and the Notes have been duly authorized by all requisite action by the parties thereto other than the Covered Guarantor, and that the Indenture has been duly executed and delivered by the Trustee and the Company, and the Indenture and the Notes are valid and binding agreements of the Trustee and the Company, enforceable against the Trustee, in accordance with their terms;

(g)                                 that the Indenture and the Notes and the Covered Guarantee constitute legal, valid and binding obligations of each of the parties thereto other than the Covered Guarantor enforceable in accordance with their terms under the laws of New York by which they are expressed to be governed and to the extent that the laws of any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion;

(h)                                 that the Indenture and the Notes and the Covered Guarantee and all related documentation have been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties thereto and that the directors of the Covered Guarantor have properly determined that the Covered Guarantee is in the best interests of, and results in benefit accruing to, the Covered Guarantor;

(i)                                     that, on 24 September 2004 and the date hereof, the Covered Guarantor is and was not (i) unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, and (ii) would, as a consequence of doing any act or thing which the Indenture, the Notes or the Covered Guarantee contemplate, permit or require them to do, become unable to pay its debts within the meaning of such Section;

(j)                                     that the Covered Guarantor has not taken any corporate action in connection with, and no orders have been presented or made with respect to, its winding-up (whether voluntary or involuntary) or administration;

(k)                                  that all consents, approvals, authorisations, notices, filings, recordings, publications and registrations which are necessary under any applicable laws or regulations (other than as are applicable to companies generally under the laws of England) in order to permit the execution, delivery or performance of the Indenture, the Notes and the

                                                Covered Guarantee have been or will be duly made or obtained within the period permitted by such laws or regulations;

(l)                                     that any resolutions or documents required to be filed at the Companies Registry by the Covered Guarantor in connection with the Indenture and Notes or the Covered Guarantee has been or will be filed within the applicable time period;

(m)                               that the Resolution was duly passed and that such Resolution has not, and will not be amended or rescinded;

(n)                                 the absence of any other document or collateral arrangement between any of the parties to the Indenture, the Notes  or the Covered Guarantee which modifies or supersedes the same; and

(o)                                 no fraud, coercion, undue influence or duress exists or was exerted which resulted in any party entering into the Indenture, the Notes  or the Covered Guarantee.

SCHEDULE 2

The foregoing opinion is subject to the following qualifications:

(a)                                  this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, moratorium, liquidation or analogous laws applicable from time to time that affect generally the enforcement of creditor’s rights and remedies and general principles of equity;

(b)                                 no opinion is expressed as to matters of fact;

(c)                                  the Company Search is not capable of revealing conclusively whether or not a winding up order has been made or a resolution passed for the winding up of a company, or an administration order has been made, or a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately;

(d)                                 the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(e)                                  the Winding-up Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made;

(f)                                    the choice of New York law to govern the Indenture and the Notes and the Covered Guarantee would not be recognised or upheld by the English courts where to do so would be inconsistent with the EEC Convention on the Law Applicable to Contractual Obligations (the Rome Convention) as applied by virtue of the Contracts (Applicable Law) Act 1990;

(g)                                 English courts can give judgments in currencies other than sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss but such judgments may be required to be converted into sterling for enforcement purposes;

(h)                                 the acceptance of jurisdiction by the English courts is subject to the following:

(i)                                     an English court will only assume jurisdiction to hear the case and give judgment against a defendant on the basis of service.  Consequently, where the defendant cannot be served, the English courts will not assume jurisdiction and we give no opinion in this respect;

(ii)                                  whether or not the defendant is domiciled in a Regulation or Convention State in a case where Council Regulation (EC) 44/2001 (the Judgments Regulation)

                                                or either the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters, as amended or the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters (together referred to as the Conventions) applies the English court may in certain circumstances be obliged to decline jurisdiction which it might otherwise have had, including where:

(A)                              Article 22 of the Judgments Regulation, or Article 16 of the Conventions is applicable;

(B)                                the contract is an insurance contract, a consumer contract, or a contract of individual employment;

(C)                                the courts of another Member State bound by the Judgments Regulation were already seised with jurisdiction in accordance with Articles 27-30 of the Regulation, or the courts of another Contracting State to one or other Convention were already seised with jurisdiction in accordance with Articles 21-23 of the Convention;

(i)                                     even if the English court assumes jurisdiction, a claim may potentially be subsequently stayed or struck out on the grounds of:

(i)                                     forum non conveniens (where there is a some other forum with competent jurisdiction which is more appropriate for the trial of the action);

(ii)                                  lis alibi pendens (where proceedings are pending in another jurisdiction); or

(iii)                               res judicata (where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties);

(j)                                     under the rules of procedure applicable, an English court may, in certain circumstances, order a claimant in an action to provide security for costs;

(k)                                  an English court may refuse to give effect to any provision in an agreement (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs or (ii) which would involve the enforcement of foreign revenue or penal laws;

(l)                                     if an English court assumes jurisdiction, it will not apply the laws of the State of New York if to do so would be contrary to English public policy or mandatory provisions and English law;

(m)                               the term “enforceable” means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce.  This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms.  In particular:

(i)                                     an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court.  In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)                                  claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set off or to counterclaim;

(iii)                               where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)                              the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution; and

(v)                                 where a judgment is obtained against a State, the State may, even where it has submitted to the jurisdiction of the English courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of State immunity;

(n)                                 we express no opinion on any provision requiring written amendments or waivers in so far as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties; and

(o)                                 we have not been responsible for investigating or verifying the accuracy of the facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.